Exhibit 99.1

PRESS RELEASE

Investor Relations:

303-605-1042

Chipotle Mexican Grill, Inc. Announces Second Quarter 2016 Results

Denver, Colorado  – (Business Wire)  –July 21, 2016– Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its second quarter ended June  30, 2016.

Overview for the three months ended June 30, 2016 as compared to the three months ended June 30, 2015:

•	Revenue decreased 16.6% to $998.4 million
•	Comparable restaurant sales decreased 23.6%
•	Comparable restaurant transactions decreased 19.3%
•	Restaurant level operating margin was 15.5%, a decrease from 28.0%
•	Net income was $25.6 million, a decrease from $140.2 million
•	Diluted earnings per share was $0.87, a decrease from $4.45
•	Opened 58 new restaurants

Overview for the six months ended June 30, 2016 as compared to the six months ended June 30, 2015:

•	Revenue decreased 19.9% to $1.83 billion
•	Comparable restaurant sales decreased 26.5%
•	Comparable restaurant transactions decreased 20.2%
•	Restaurant level operating margin was 11.6%, a decrease from 27.7%
•	Net loss was $0.8 million, a decrease from net income of $262.8 million
•	Diluted loss per share was $0.03, a decrease from diluted earnings per share of $8.34
•	Opened 114 new restaurants, net of two relocations

“We returned to profitability, and saw a modest improvement in comp sales trends in the second quarter.  Our most recent marketing efforts, led by our Chiptopia frequency program, are off to a nice start in the third quarter, as customers are embracing the program and nearly 30% of all transactions are engaged in Chiptopia.  Our entire company is focused on restoring customer trust and re-establishing customer frequency, and rewarding our most loyal customers for visiting more often through Chiptopia is one way to do just that. While it has only been a few weeks since Chiptopia launched, we are pleased to see that July sales comp trends have already improved by 200 to 300 basis points, and transaction comp trends have improved by an even greater amount,” said Steve Ells, founder, chairman and co-CEO of Chipotle.

Second quarter 2016 results

Revenue for the quarter was $998.4 million,  down 16.6% from the second quarter of 2015.  The decrease in revenue was driven by a 23.6% decrease in comparable restaurant sales, partially offset by sales from new restaurant openings. Comparable restaurant sales declined primarily as a result of a decrease in the number of transactions in our restaurants, and to a lesser extent from a decline in average check.

We opened 58 new restaurants during the quarter, bringing the total restaurant count to 2,124.

Food costs were 34.2% of revenue, an increase of 110 basis points as compared to the second quarter of 2015. The increase was driven by increased costs at our suppliers related to new food safety procedures and food waste costs.   Increases in food costs were partially offset by the benefit of menu price increases implemented in select restaurants in the second half of 2015.

Restaurant level operating margin was 15.5% in the quarter, a decrease from 28.0% in the second quarter of 2015.  The decrease was primarily driven by unfavorable sales leverage, and to a lesser extent by higher marketing and promotional costs.

General and administrative expenses were 7.1% of revenue for the second quarter of 2016,  an increase of 120 basis points over the second quarter of 2015 as a result of sales deleverage. In dollar terms, general and administrative expenses were flat compared to the second quarter of 2015, as increased wages as we grew and higher legal expenses, were offset by lower non-cash stock based compensation expense and related employee taxes.

Net income for the second quarter of 2016 was $25.6 million, or $0.87 per diluted share, compared to net income of $140.2 million, or $4.45 per diluted share, in the second quarter of 2015.

Results for the six months ended June 30, 2016

Revenue for the first six months of 2016 was $1.83 billion,  down 19.9% from the first six months of 2015.  The decrease in revenue was driven by a 26.5% decrease in comparable restaurant sales, partially offset by sales from new restaurant openings. Comparable restaurant sales declined primarily as a result of a decrease in the number of transactions in our restaurants, and to a lesser extent from a decline in average check.

We opened 114 new restaurants during the first six months of 2016,  net of two relocations, bringing the total restaurant count to 2,124.

Food costs were 34.7% of revenue, an increase of 120 basis points as compared to the first six months of 2015. The increase was driven by increased costs at our suppliers related to new food safety procedures and food waste costs.   Increases in food costs were partially offset by the benefit of small and targeted menu price increases implemented in the second half of 2015, and relief in beef prices.

Restaurant level operating margin was 11.6% in the first half of 2016, a decrease from 27.7% in the first six months of 2015.  The decrease was primarily driven by unfavorable sales leverage, and to a lesser extent by higher marketing and promotional costs.

General and administrative expenses were 7.2% of revenue for the first six months of 2016,  an increase of 140 basis points over the first six months of 2015 as a result of sales deleverage.  In dollar terms, general and administrative costs were lower than last year, due to lower non-cash stock based compensation expense and related employee taxes, offset by increased wages as we grew and higher legal expense.

Net loss for the first six months of 2016 was $0.8 million, or $0.03 loss per diluted share, compared to net income of $262.8 million, or $8.34 per diluted share, for the six months ended June 30, 2015.

“The best thing that we can do for our business is to earn customers’ trust and loyalty by consistently providing a terrific restaurant experience with safe, delicious food and excellent service. We will do that by continuing to develop great leaders who can build restaurant teams of empowered top performers that can successfully deliver on this goal.” said Monty Moran, co-CEO.

Outlook

For 2016, management expects the following:

•	220 - 235 new restaurant openings
•	An effective full year tax rate of approximately 38.6%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales, or sales comps, represent the change in period-over-period sales for restaurants in operation for at least 13 full calendar months.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the second quarter 2016 financial results on Thursday, July 21, 2016 at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-800-316-8317 or for international callers by dialing 1-719-325-2126. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 6974351.  The replay will be available until July 28, 2016.  The call will be webcast live from the company's website at chipotle.com under the investor relations section.  An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, founder, chairman and co-CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food from using ingredients that are not only fresh, but that—where possible—are sustainably grown and raised responsibly with respect for the animals, the land, and the farmers who produce the food. In order to achieve this vision, we focus on building a special people culture that is centered on creating teams of top performers empowered to achieve high standards. This people culture not only leads to a better dining experience for our customers, it also allows us to develop future leaders from within. Chipotle opened with a single restaurant in 1993 and operates more than 2,100 restaurants, including 27 Chipotle restaurants outside the US and 15 ShopHouse Southeast Asian Kitchen restaurants, and is an investor in an entity that owns and operates four Pizzeria Locale restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements regarding customer trust and frequency and our Chiptopia rewards program, as well as statements under the heading “Outlook” of our expected number of new restaurant openings and effective tax rates in 2016, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers’ acceptance of and enthusiasm for our brand,  including as a result of recent food-borne illness incidents, the impact of competition, decreased overall consumer spending, or our possible inability to increase menu prices or realize the benefits of menu price increases; the risk of food-borne illnesses and other health concerns about our food or dining out generally; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies or higher food costs due to new supply chain protocols; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of market pressures, enhanced food safety procedures in our restaurants, or new regulatory requirements; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages and potential liabilities from advertising claims and other marketing activities related to Food With Integrity; security risks associated with the acceptance of electronic payment cards or electronic storage and processing of confidential customer or employee information; risks relating to litigation, including possible governmental actions related to food-borne illness incidents, as well as class action litigation regarding employment laws, advertising claims or other matters; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; risks related to our marketing and advertising strategies, including risks related to our Chiptopia rewards program and other promotional activities; risks regarding our ability to protect our brand and reputation; risks associated with our ability to effectively manage our growth; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Income (Loss)

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,
	2016		2015
Revenue	$998,383	100.0%	$1,197,783	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	341,902	34.2	396,693	33.1
Labor	276,926	27.7	270,914	22.6
Occupancy	72,354	7.2	64,693	5.4
Other operating costs	152,156	15.2	130,359	10.9
General and administrative expenses	70,756	7.1	70,212	5.9
Depreciation and amortization	36,074	3.6	32,440	2.7
Pre-opening costs	4,133	0.4	3,668	0.3
Loss on disposal of assets	3,187	0.3	1,388	0.1
Total operating expenses	957,488	95.9	970,367	81.0
Income (loss) from operations	40,895	4.1	227,416	19.0
Interest and other income (expense), net	786	0.1	1,742	0.1
Income (loss) before income taxes	41,681	4.2	229,158	19.1
Benefit (provision) for income taxes	(16,085)	(1.6)	(88,954)	(7.4)
Net income (loss)	$25,596	2.6%	$140,204	11.7%
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	(765)		1,731
Unrealized gain (loss) on investments, net of income taxes of $348 and $0	509		-
Other comprehensive income (loss), net of income taxes	(256)		1,731
Comprehensive income (loss)	$25,340		$141,935
Earnings (loss) per share:
Basic	$0.88		$4.51
Diluted	$0.87		$4.45
Weighted average common shares outstanding:
Basic	29,207		31,120
Diluted	29,340		31,526

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Income (Loss)

(in thousands, except per share data)

(unaudited)

	Six months ended June 30,
	2016		2015
Revenue	$1,832,842	100.0%	$2,286,826	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	636,068	34.7	765,719	33.5
Labor	534,607	29.2	515,065	22.5
Occupancy	142,946	7.8	127,878	5.6
Other operating costs	307,345	16.8	243,900	10.7
General and administrative expenses	132,766	7.2	133,273	5.8
Depreciation and amortization	70,862	3.9	63,083	2.8
Pre-opening costs	8,554	0.5	7,103	0.3
Loss on disposal of assets	5,403	0.3	5,588	0.2
Total operating expenses	1,838,551	100.3	1,861,609	81.4
Income (loss) from operations	(5,709)	(0.3)	425,217	18.6
Interest and other income (expense), net	2,912	0.2	2,965	0.1
Income (loss) before income taxes	(2,797)	(0.2)	428,182	18.7
Benefit (provision) for income taxes	1,961	0.1	(165,337)	(7.2)
Net income (loss)	$(836)	(0.0)%	$262,845	11.5%
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	1,164		(2,981)
Unrealized gain (loss) on investments, net of income taxes of $1,531 and $0	2,402		-
Other comprehensive income (loss), net of income taxes	3,566		(2,981)
Comprehensive income (loss)	$2,730		$259,864
Earnings (loss) per share:
Basic	$(0.03)		$8.47
Diluted	$(0.03)		$8.34
Weighted average common shares outstanding:
Basic	29,550		31,044
Diluted	29,550		31,525

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	June 30,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$189,960	$248,005
Accounts receivable, net of allowance for doubtful accounts of $1,056 and $1,176 as of June 30, 2016 and December 31, 2015, respectively	23,208	38,283
Inventory	16,966	15,043
Prepaid expenses and other current assets	52,178	39,965
Income tax receivable	25,211	58,152
Investments	80,184	415,199
Total current assets	387,707	814,647
Leasehold improvements, property and equipment, net	1,269,335	1,217,220
Long term investments	376,364	622,939
Other assets	46,455	48,321
Goodwill	21,939	21,939
Total assets	$2,101,800	$2,725,066
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$75,255	$85,709
Accrued payroll and benefits	109,613	64,958
Accrued liabilities	91,660	129,275
Total current liabilities	276,528	279,942
Deferred rent	268,985	251,962
Deferred income tax liability	37,614	32,305
Other liabilities	32,630	32,883
Total liabilities	615,757	597,092
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of June 30, 2016 and December 31, 2015, respectively	-	-
Common stock $0.01 par value, 230,000 shares authorized, and 35,826 and 35,790 shares issued as of June 30, 2016 and December 31, 2015, respectively	358	358
Additional paid-in capital	1,205,225	1,172,628
Treasury stock, at cost, 6,676 and 5,206 common shares at June 30, 2016 and December 31, 2015, respectively	(1,911,870)	(1,234,612)
Accumulated other comprehensive income (loss)	(4,707)	(8,273)
Retained earnings	2,197,037	2,197,873
Total shareholders' equity	1,486,043	2,127,974
Total liabilities and shareholders' equity	$2,101,800	$2,725,066

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Six months ended June 30,
	2016	2015
Operating activities
Net income (loss)	$(836)	$262,845
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	70,862	63,083
Deferred income tax (benefit) provision	3,789	(13,032)
Loss on disposal of assets	5,403	5,588
Bad debt allowance	(120)	(27)
Stock-based compensation expense	30,038	38,729
Excess tax benefit on stock-based compensation	(1,982)	(58,058)
Other	(352)	229
Changes in operating assets and liabilities:
Accounts receivable	15,201	9,093
Inventory	(1,921)	(1,205)
Prepaid expenses and other current assets	(12,267)	(4,915)
Other assets	1,832	(4,483)
Accounts payable	(13,675)	14,111
Accrued liabilities	31,973	5,083
Income tax payable/receivable	34,919	66,694
Deferred rent	16,944	13,512
Other long-term liabilities	(143)	3,883
Net cash provided by operating activities	179,665	401,130
Investing activities
Purchases of leasehold improvements, property and equipment	(126,712)	(114,395)
Purchases of investments	-	(273,907)
Maturities of investments	45,000	216,000
Proceeds from sale of investments	540,648	-
Net cash provided by (used in) investing activities	458,936	(172,302)
Financing activities
Acquisition of treasury stock	(700,036)	(116,322)
Excess tax benefit on stock-based compensation	1,982	58,058
Stock plan transactions and other financing activities	12	(175)
Net cash used in financing activities	(698,042)	(58,439)
Effect of exchange rate changes on cash and cash equivalents	1,396	(2,169)
Net change in cash and cash equivalents	(58,045)	168,220
Cash and cash equivalents at beginning of period	248,005	419,465
Cash and cash equivalents at end of period	$189,960	$587,685

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

 (dollars in thousands)

	For the three months ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2016	2016	2015	2015	2015
Number of restaurants opened	58	58	79	53	48
Restaurant relocations	-	(2)	-	-	(1)
Number of restaurants at end of period	2,124	2,066	2,010	1,931	1,878
Average restaurant sales	$2,067	$2,230	$2,424	$2,532	$2,530
Comparable restaurant sales increase (decrease)	(23.6%)	(29.7%)	(14.6%)	2.6%	4.3%